                                                                       Exhibit 3

EB Nevada Inc. is the direct beneficial owner of 4,115,873 shares of the Issuer.
The  following  reporting  persons have  indirect  beneficial  ownership of such shares, in the manner described.  EB Nevada Inc. is a wholly-owned subsidiary of
The Electronics Boutique, Inc., all of the outstanding capital stock of which is owned by James J. Kim and,  his  spouse,  Agnes C. Kim (the  parents of Susan Y.
Kim,  John T. Kim and David D. Kim) and the Kim  Trusts,  which are the David D.
Kim Trust of December 31,  1987,  the John T. Kim Trust of December 31, 1987 and
the  Susan Y. Kim  Trust of  December  31,  1987.  David D. Kim is the  settlor, trustee and  beneficiary of the David D. Kim Trust of December 31, 1987; John T.
Kim is the settlor, trustee and beneficiary of the John T. Kim Trust of December
31, 1987; and Susan Y. Kim is the settlor,  trustee and beneficiary of the Susan
Y. Kim Trust of December 31, 1987. In addition,  the trust agreement for each of the above Kim Trusts  authorizes the trustee of such Trust to vote the shares of
Class A  Common  Stock  of the  issuer,  held  by the  Trust,  in the  trustee's discretion, in concert with James J. Kim's family.